Exhibit 2.1

BENEFICIAL MUTUAL BANCORP, INC.

PLAN OF STOCK ISSUANCE

DATED AS OF NOVEMBER 30, 2006

Amended and Restated as of March 8, 2007

1.	INTRODUCTION.

For purposes of this section, all capitalized terms have the meanings ascribed to them in Section 2.

On August 24, 2004, Beneficial Mutual Savings Bank (the “Bank”) reorganized into the mutual holding company form of organization whereby the Bank became a wholly owned subsidiary of Beneficial Mutual Bancorp, Inc. (the “Holding Company”) and the Holding Company became a wholly owned subsidiary of Beneficial Savings Bank MHC (the “MHC”). This Plan of Stock Issuance provides for a stock offering and the issuance, in compliance with OTS regulations, of up to 49.9% of the aggregate total voting stock of the Holding Company in a combination of shares issued in connection with the Holding Company Merger and the Offerings. This Plan of Stock Issuance provides that non-transferable subscription rights to purchase up to 49.9% of the Common Stock of the Holding Company shall be granted to certain depositors of the Bank pursuant to the Plan and in accordance with the rules and regulations of the OTS. The Stock Issuance will permit the Bank to control the amount of capital being raised, while at the same time enabling the Bank to: (1) support future lending and operational growth, including branching activities and acquisitions of other financial institutions or financial services companies; (2) increase its ability to render services to the communities it serves; (3) compete more effectively with commercial banks and other financial institutions for new business opportunities; and (4) increase its equity capital base and access the capital markets when needed. Upon completion of the Stock Issuance, the MHC will continue to own at least a majority of the Common Stock of the Holding Company.

In furtherance of the Bank’s commitment to its community, the Plan provides for the establishment of a charitable foundation as part of the Stock Issuance. The charitable foundation is intended to compliment the Bank’s existing community reinvestment activities in a manner that will allow the Bank’s local communities to share in the growth and profitability of the Holding Company and the Bank over the long term. Consistent with the Bank’s goal, the Holding Company intends to donate to the charitable foundation immediately following the Stock Issuance up to 950,000 shares of its authorized but unissued Holding Company Common Stock and $500,000 in cash.

2.	DEFINITIONS.

As used in this Plan, the terms set forth below have the following meaning:

ACTING IN CONCERT means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person or company which acts in concert with another Person or company (“other party”) shall also be deemed to be acting in concert with any Person or company who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated and participants or beneficiaries of any such Tax- Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert solely as a result of their common interests as participants or beneficiaries. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Board of Directors of the Holding Company or Officers delegated by such Board and may be based on any evidence upon which the Board or such delegatee chooses to rely, including, without limitation, joint account relationships or the fact that such Persons have filed joint Schedules 13D or Schedules 13G with the SEC with respect to other companies. Directors of the Holding Company, the Bank and the MHC shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards.

AFFILIATE means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

ASSOCIATE of a Person means (i) a corporation or organization (other than the MHC, the Holding Company, the Bank or a majority-owned subsidiary of the MHC, the Holding Company or the Bank), if the Person is a senior officer or partner or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization, (ii) a trust or other estate, if the Person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate, provided, however, that such term shall not include any Tax-Qualified Employee Stock Benefit Plan of the MHC, the Holding Company or the Bank in which such Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any person who is related by blood or marriage to such Person and who lives in the same home as the Person or who is a director or senior officer of the MHC, the Holding Company or the Bank or any of their subsidiaries.

BANK means Beneficial Mutual Savings Bank.

BANK BENEFIT PLAN(S) includes, but is not limited to, Tax Qualified Employee Stock Benefit Plans and Non-Tax Qualified Employee Stock Benefit Plans.

CODE means the Internal Revenue Code of 1986, as amended.

COMMON STOCK means the shares of common stock, par value $1.00 per share, to be issued by the Holding Company to the MHC, to be contributed to the Foundation by the Holding Company, to be issued and sold by the Holding Company in the Offerings, and the shares issued in the Holding Company Merger all pursuant to the Holding Company Merger Agreement or the Plan. The Common Stock will not be insured by the Federal Deposit Insurance Corporation.

COMMUNITY OFFERING means the offering for sale by the Holding Company of any shares of Common Stock not subscribed for in the Subscription Offering, or issued in connection with the Holding Company Merger, to such Persons as may be selected by the Holding Company in its sole discretion and to whom a copy of the Prospectus is delivered by or on behalf of the Holding Company.

CONTROL (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

DEPOSIT ACCOUNT means any withdrawable account as defined in Section 561.42 of the Rules and Regulations of the OTS, including a demand account as defined in Section 561.16 of the Rules and Regulations of the OTS.

ELIGIBLE ACCOUNT HOLDER means any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining Subscription Rights.

ELIGIBILITY RECORD DATE means the date for determining Qualifying Deposits of Eligible Account Holders and is the close of business on November 30, 2005.

ESOP means a Tax Qualified Employee Stock Benefit Plan adopted by the MHC, the Holding Company or the Bank in connection with the Stock Issuance, the purpose of which shall be to acquire the Common Stock.

ESTIMATED PRICE RANGE means the range of the estimated aggregate pro forma market value of the total number of shares of Common Stock to be issued in the Offerings, after reflecting the effects of the Holding Company Merger, as determined by the Independent Appraiser in accordance with Section 4 hereof.

FDIC means the Federal Deposit Insurance Corporation or any successor thereto.

FOUNDATION means a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Code, the establishment and funding of which is contemplated by Section 3A herein.

HOLDING COMPANY means Beneficial Mutual Bancorp, Inc., the federal stock corporation that holds all of the outstanding capital stock of the Bank.

HOLDING COMPANY MERGER means the merger of FMS Financial Corporation with and into Merger Corp. (a federally chartered interim corporation organized by the Holding Company) and the subsequent merger of Merger Corp. with and into the Holding Company, in connection with which, among other things, the Holding Company will issue stock and pay cash or a combination thereof, to former FMS Financial Corporation shareholders.

HOLDING COMPANY MERGER AGREEMENT means the Agreement and Plan of Merger among Beneficial Savings Bank MHC, Beneficial Mutual Bancorp, Inc., Beneficial Mutual Savings Bank, FMS Financial Corporation and Farmers and Mechanics Bank dated October 12, 2006.

INDEPENDENT APPRAISER means the independent investment banking or financial consulting firm retained by the Holding Company and the Bank to prepare an appraisal of the estimated pro forma market value of the Common Stock.

MANAGEMENT PERSON means any Officer or director of the Bank or the Holding Company or any Affiliate of the Bank or the Holding Company and any person Acting in Concert with such Officer or director.

MHC means Beneficial Savings Bank MHC, the federal mutual holding company, that, upon completion of the Stock Issuance, shall hold at least 50.1% of the Common Stock.

MINORITY STOCKHOLDER means any owner of the Common Stock other than the MHC.

OFFERINGS mean the offering of Common Stock to Persons other than the MHC and the Foundation in the Subscription Offering, the Community Offering and the Syndicated Community or Public Offering (and shall not include any of the shares issued to FMS Financial Corporation shareholders pursuant to the Holding Company Merger Agreement).

OFFICER means the president, chief executive officer, vice-president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.

ORDER FORM means the form or forms to be provided by the Holding Company, containing all such terms and provisions as set forth in Section 12 hereof, to a Participant or other Person by which Common Stock may be ordered in the Subscription Offering and in the Community Offering.

OTHER DEPOSITOR means a Person holding a Qualifying Deposit at the close of business on the last day of the month immediately preceding OTS approval of the Plan and who is not an Eligible Account Holder or a Supplemental Eligible Account Holder.

OTS means the Office of Thrift Supervision or any successor thereto.

PARTICIPANT means any Eligible Account Holder, Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holder, or Other Depositor, but does not include the MHC.

PERSON means an individual, a corporation, a partnership, an association, a joint-stock company, a limited liability company, a trust, an unincorporated organization or a government or political subdivision of a government.

PLAN and PLAN OF STOCK ISSUANCE mean this Plan of Stock Issuance as adopted by the Board of Directors of the Holding Company and any amendment hereto approved as provided herein.

PROSPECTUS means the one or more documents to be used in offering the Common Stock in the Offerings and in connection with the Holding Company Merger.

PUBLIC OFFERING means an underwritten firm commitment offering to the public through one or more underwriters.

PURCHASE PRICE means the price per share at which the Common Stock is sold by the Holding Company in the Offerings in accordance with the terms hereof.

QUALIFYING DEPOSIT means the aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

SEC means the United States Securities and Exchange Commission.

STOCK ISSUANCE means the shares of Common Stock sold in the Offerings, issued to the MHC, contributed to the Foundation, and issued pursuant to the Holding Company Merger Agreement.

SUBSCRIPTION OFFERING means the offering of the Common Stock to Participants.

SUBSCRIPTION RIGHTS mean nontransferable rights to subscribe for Common Stock granted to Participants pursuant to the terms of this Plan.

SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER means any Person, except directors and Officers of the Bank, the Holding Company or the MHC and their Associates, holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.

SUPPLEMENTAL ELIGIBILITY RECORD DATE, if applicable, means the date for determining Supplemental Eligible Account Holders and shall be required if the Eligibility Record Date is more than 15 months prior to the date of the approval of the Stock Issuance by the OTS. If applicable, the Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding OTS approval of the Stock Issuance.

SYNDICATED COMMUNITY OFFERING means the offering for sale by a syndicate of broker-dealers to the general public of shares of Common Stock not purchased in the Subscription Offering and the Community Offering.

TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLAN means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the employees of the Holding Company and/or the Bank and any Affiliate thereof and which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Code as from time to time in effect. A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution stock benefit plan that is not so qualified.

3.	GENERAL PROCEDURE FOR THE STOCK ISSUANCE.

(a)  Stock Issuance

The Holding Company will offer for sale in the Offerings shares of Common Stock representing up to 49.9% of the pro forma market value of the Holding Company and the Bank less the shares issued pursuant to the Holding Company Merger Agreement. The Holding Company may apply to the OTS to allow it to retain a portion of the net proceeds of the Offerings as may be determined by the Board of Directors. The Bank may distribute additional capital to the Holding Company following the Stock Issuance, subject to the OTS regulations governing capital distributions.

(b)    Applications and Regulatory Approval

The Holding Company will take the necessary steps to prepare and file the Application for Approval of a Minority Stock Issuance, including the Plan, together with all requisite material, with the OTS for approval. In addition, the Holding Company will cause all applications necessary to consummate the transactions contemplated by the Holding Company Merger Agreement to be filed, including a Form H-(e)3 application with the OTS and a Bank Merger Application with the FDIC and Pennsylvania Department of Banking.

The Holding Company shall cause to be filed with the SEC a Registration Statement to register the Common Stock under the Securities Act of 1933, as amended. The Holding Company shall also register or qualify the Common Stock under any applicable state securities laws, subject to Section 14 hereof.

(c)    Expenses

The Holding Company and the Bank may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Stock Issuance, including the payment of fees to brokers for assisting Persons in completing and/or submitting Order Forms. The Holding Company shall use its best efforts to ensure that all fees, expenses, retainers and similar items shall be reasonable.

(d)	Termination in the Event the Holding Company Merger Agreement is Terminated

In the event the Holding Company Merger Agreement is terminated, this Plan shall immediately be terminated.

3A.	ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION.

As part of the Stock Issuance, the Bank intends to establish a charitable foundation that will Qualify as an exempt organization under Section 501(c)(3) of the Code and to donate to the Foundation from authorized but unissued shares of Holding Company Common Stock an amount up to 2% of the number of shares of Holding Company Common Stock issued in the Stock Issuance. The Holding Company also may make a contribution of cash or marketable securities to the Foundation. The Foundation is being formed in connection with the Stock Issuance to complement the Bank’s existing community reinvestment activities and to share with the Bank’s local community a part of the Bank’s financial success as a locally headquartered, community minded, financial services institution. The funding of the Foundation with the Holding Company Common Stock accomplishes this goal as it enables the community to share in the growth and profitability of the Holding Company and the Bank over the long-term.

The Foundation will be dedicated to the promotion of charitable purposes within the Bank’s community. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair value of Foundation assets each year, less certain expenses. To serve the purposes for which it was formed and maintain its Section 501(c)(3) qualification, the Foundation may sell, on an annual basis, a limited portion of the Holding Company Common Stock contributed to it by the Holding Company.

The Board of Directors of the Foundation will be comprised of individuals who are Officers and/or directors of the Holding Company or the Bank. Additionally, for at least five years after the Foundation’s organization, one member of the Foundation’s Board of Directors must be a member of the local community that is not an Officer, director or employee of the MHC, the Holding Company, the Bank or any of its Affiliates and who has experience with local charitable organizations and grant making. The Board of Directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation.

4.	TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF COMMON STOCK.

(a)    The aggregate price at which shares of Common Stock shall be sold in the Offerings shall be based on a pro forma valuation of the aggregate market value of the Common Stock prepared by the Independent Appraiser. The valuation shall be based on financial information relating to the Holding Company and the Bank, market, financial and economic conditions, a comparison of the Holding Company and the Bank with selected publicly-held financial institutions and holding companies and with comparable financial institutions and holding companies and such other factors as the Independent Appraiser may deem to be important, including, but not limited to, the projected operating results and financial condition of the Holding Company and Bank, including the effects of the Holding Company Merger. The valuation shall be stated in terms of an Estimated Price Range, the maximum of which shall be no more than 15% above the average of the minimum and maximum of such price range and the minimum of which shall be no more than 15% below such average. The valuation shall be updated during the Stock Issuance as market and financial conditions warrant and as may be required by the OTS.

(b)    Based upon the independent valuation, the Board of Directors of the Holding Company shall fix the Purchase Price and the number of shares of Common Stock to be offered in the Offerings. The Purchase Price for the Common Stock shall be a uniform price determined in accordance with applicable OTS rules and regulations. The total number of shares of Common Stock to be issued in the Offerings shall be determined by the Board of Directors of the Holding Company upon conclusion of the Offerings in consultation with the Independent Appraiser and any financial advisor or investment banker retained by the Holding Company in connection with the Offerings.

(c)    Subject to the approval of the OTS, the Estimated Price Range may be increased or decreased to reflect market, financial and economic conditions prior to completion of the Stock Issuance or to fill the Order of the Tax-Qualified Employee Stock Benefit Plans, and under such circumstances the Holding Company may increase or decrease the total number of shares of Common Stock to be issued in the Stock Issuance to reflect any such change. Notwithstanding anything to the contrary contained in this Plan, no resolicitation of subscribers shall be required and subscribers shall not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Common Stock in the Offerings are less than the minimum or more than 15% above the maximum of the Estimated Price Range set forth in the Prospectus. In the event of an increase in the total number of shares offered in the Offerings due to an increase in the Estimated Price Range, the priority of share allocation shall be as set forth in this Plan.

5.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY).

(a)    Each Eligible Account Holder shall receive, as first priority and without payment, Subscription Rights to purchase up to the greater of (i) $250,000 of Common Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering), (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders, in each case subject to Section 11 hereof.

(b)    In the event of an oversubscription for shares of Common Stock pursuant to Section 5(a), available shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any available shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares shall be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the Qualifying Deposit of each such subscribing Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued.

Subscription Rights of Eligible Account Holders who are also directors or Officers of the Holding Company or the Bank and their Associates shall be subordinated to those of other Eligible Account Holders to the extent that they are attributable to increased deposits during the one-year period preceding the Eligibility Record Date.

6.	SUBSCRIPTION RIGHTS OF TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLANS (SECOND PRIORITY).

Tax-Qualified Employee Stock Benefit Plans shall receive, without payment, Subscription Rights to purchase in the aggregate up to 10% of the Common Stock. The subscription rights granted to Tax-Qualified Employee Stock Benefit Plans shall be subject to the availability of shares of Common Stock after taking into account the shares of Common Stock purchased by Eligible Account Holders; provided, however, that if the total number of shares of Common Stock is increased to any amount greater than the number of shares representing the maximum of the Estimated Price Range as set forth in the Prospectus (“Maximum Shares”), the ESOP shall have a first priority right to purchase any such shares exceeding the Maximum Shares. Shares of Common Stock purchased by any individual participant (“Plan Participant”) in a Tax-Qualified Employee Stock Benefit Plan using funds therein pursuant to the exercise of subscription rights granted to such Participant in his individual capacity as an Eligible Account Holder and/or supplemental Eligible Account Holder and/or purchases by such Plan Participant in the Community Offering shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of calculating the maximum amount of Common Stock that Tax-Qualified Employee Stock Benefit Plans may purchase pursuant to the first sentence of this Section 6 if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount. Consistent with applicable laws and regulations and policies and practices of the OTS, the Tax-Qualified Employee Stock Benefit Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Bank to fail to meet any applicable regulatory capital requirement. The Tax-Qualified Employee Stock Benefit Plans may, in whole or in part, fill their orders through open market purchases subsequent to the closing of the Offerings.

The Tax-Qualified Employee Stock Benefit Plans shall not be deemed to be an Associate or Affiliate of or Person Acting in Concert with any Management Person.

7.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY).

(a)     In the event that the Eligibility Record Date is more than 15 months prior to the date of OTS approval of the Plan, then, and only in that event, a Supplemental Eligibility Record Date shall be set and each Supplemental Eligible Account Holder shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $250,000 of Common Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering), (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, in each case subject to Section 11 hereof and the availability of shares of Common Stock for purchase after taking into account the shares of Common Stock purchased by Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans through the exercise of Subscription Rights under Sections 5 and 6 hereof.

(b)    In the event of an oversubscription for shares of Common Stock pursuant to Section 7(a), available shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation (including the number of shares, if any, allocated in accordance with Section 5(a)) equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining available shares shall be allocated among subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of their respective Qualifying Deposits bears to the total amount of the Qualifying Deposits of all such subscribing Supplemental Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued.

8. SUBSCRIPTION RIGHTS OF OTHER DEPOSITORS (FOURTH PRIORITY)

(a)    Each Other Depositor shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $250,000 of Common Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering) and (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, subject to Section 11 hereof and the availability of shares of Common Stock for purchase after taking into account the shares of Common Stock purchased by Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders, if any, through the exercise of Subscription Rights under Sections 5, 6 and 7 hereof.

(b)    If, pursuant to this Section 8, Other Depositors subscribe for a number of shares of Common Stock in excess of the total number of shares of Common Stock remaining, available shares shall be allocated among subscribing Other Depositors so as to permit each such Other Depositor, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining available shares shall be allocated among subscribing Other Depositors whose subscriptions remain unsatisfied on a pro rata basis in the same proportion as each such Other Depositor’s subscription bears to the total subscriptions of all such subscribing Other Depositors, provided that no fractional shares shall be issued.

9.	COMMUNITY OFFERING, SYNDICATED COMMUNITY OFFERING, PUBLIC OFFERING AND OTHER OFFERINGS.

(a)    If less than the total number of shares of Common Stock offered by the Holding Company are sold in the Subscription Offering, it is anticipated that all remaining shares of Common Stock shall, if practicable, be sold in a Community Offering. Subject to the requirements set forth herein, the manner in which the Common Stock is sold in the Community Offering shall have the objective of achieving the widest possible distribution of such stock. The Holding Company may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Holding Company with any required regulatory approval.

(b)    In the event of a Community Offering, all shares of Common Stock that are not subscribed for in the Subscription Offering shall be offered for sale by means of a direct community marketing program, which may provide for the use of brokers, dealers or investment banking firms experienced in the sale of financial institution securities. Any available shares in excess of those not subscribed for in the Subscription Offering will be available for purchase by members of the general public to whom a Prospectus is delivered by the Holding Company or on its behalf, with preference given first to natural persons and trusts of natural persons residing in Chester, Delaware, Montgomery, Philadelphia and Bucks Counties, Pennsylvania and Burlington, Gloucester and Camden Counties, New Jersey (“Preferred Subscribers”).

(c)    A Prospectus and Order Form shall be furnished to such Persons as the Holding Company may select in connection with the Community Offering, and each order for Common Stock in the Community Offering shall be subject to the absolute right of the Holding Company to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. In the event of an oversubscription for shares in the Community Offering, available shares will be allocated first to each Preferred Subscriber whose order is accepted in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares shall be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied on an equal number of shares basis per order until all available shares have been allocated, provided that no fractional shares shall be issued. If there are any shares remaining after all accepted orders by Preferred Subscribers have been satisfied, such remaining shares shall be allocated to other members of the general public who purchase in the Community Offering, applying the same allocation described above for Preferred Subscribers.

(d)    No Person may purchase more than $250,000 of Common Stock in the Community Offering; provided, however, that this amount may be increased to up to 5% of the total offering of shares of Common Stock or decreased to less than $250,000, subject to any required regulatory approval but without the resolicitation of subscribers.

(e)    Subject to such terms, conditions and procedures as may be determined by the Holding Company, all shares of Common Stock not subscribed for in the Subscription Offering or ordered in the Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering. Each order for Common Stock in the Syndicated Community Offering shall be subject to the absolute right of the Holding Company to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering. The amount of Common Stock that any Person may purchase in the Syndicated Community Offering shall not exceed $250,000 of Common Stock; provided, however, that this amount may be increased to up to 5% of the total offering of shares of Common Stock or decreased to less than $250,000, subject to any required regulatory approval but without the resolicitation of subscribers; and provided further that, to the extent applicable, and subject to the limitations on purchases of Common Stock set forth in this Section 9(e) and Section 11 of this Plan, in the event of an oversubscription for shares in the Syndicated Community Offering, orders for Common Stock in the Syndicated Community Offering shall first be filled to a maximum of 2% of the total number of shares of Common Stock sold in the Offerings and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all available shares have been allocated, provided no fractional shares shall be issued. The Holding Company may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering and/or Community Offering, and the Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Holding Company with any required regulatory approval.

(f)    The Holding Company may sell any shares of Common Stock remaining following the Subscription Offering and Community Offering in a Public Offering instead of a Syndicated Community Offering. The provisions of Section 11 hereof shall not be applicable to the sales to underwriters for purposes of the Public Offering but shall be applicable to sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Purchase Price less an underwriting discount to be negotiated among such underwriters and the Holding Company, subject to any required regulatory approval or consent.

(g)    If for any reason a Syndicated Community Offering or Public Offering of shares of Common Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or if any insignificant residue of shares of Common Stock is not sold in the Offerings, the Holding Company shall use its best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the OTS.

10.	HOLDING COMPANY MERGER.

Notwithstanding any of the foregoing provisions, in recognition of the additional value to the MHC resulting from the Holding Company, shares of Common Stock also shall be issued to FMS Financial Corporation shareholders as part of the consideration in the Holding Company Merger pursuant to the Holding Company Merger Agreement and the following provisions.

(1)    Shares of the Common Stock shall be issued to FMS Financial Corporation shareholders as required by the Holding Company Merger Agreement, and those shares will not be part of the Offerings.

(2)    The use of Holding Company Common Stock is limited by the Holding Company Merger Agreement, which provides that the number of shares of Holding Company Common Stock issued to FMS Financial Corporation shareholders pursuant to the Holding Company Merger Agreement must be less than 50% of the amount of stock issued by the Holding Company publicly in the Offerings.

11.	LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF COMMON STOCK.

The following limitations shall apply to all purchases of Common Stock in the Offerings:

(a)    The aggregate amount of outstanding Common Stock owned or controlled by persons other than the MHC at the close of the Offerings shall be less than 50% of the Holding Company’s total outstanding Common Stock.

(b)    Except in the case of Tax-Qualified Employee Stock Benefit Plans in the aggregate, as set forth in Section 11(e) hereof, and in addition to the other restrictions and limitations set forth herein, no Person may subscribe for or purchase more than $250,000 of Common Stock in the Offerings and no Person together with any Associates or Persons otherwise Acting in Concert may, directly or indirectly, subscribe for or purchase more than $500,000 of Common Stock in the Offerings. FMS Financial Corporation shareholders shall not be subject to the $250,000 limit only with respect to Holding Company shares issued in exchange for FMS Financial Corporation shares (“Exchange Shares”) if the issuance of the Exchange Shares causes a FMS Financial Corporation shareholder to exceed the $250,000 limit. If a FMS Financial Corporation shareholder receives Exchange Shares which causes such shareholder to exceed the $250,000 limit, such shareholder shall not be permitted to purchase additional Common Stock in the Subscription Offering or the Community Offering and if the Exchange Shares owned by a FMS Financial Corporation shareholder have a value of less than $250,000 then the sum of the Exchange Shares and shares purchased by such FMS Financial Corporation shareholder in the Subscription Offering shall not exceed the $250,000 limit.

(c)    No Person may purchase fewer than 25 shares of Common Stock in the Offerings, to the extent such shares are available; provided, however, that if the Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the aggregate Purchase Price for such minimum shares will not exceed $500.00.

(d)    The aggregate amount of Common Stock acquired in the Offerings and Holding Company Merger by any Non-Tax-Qualified Employee Stock Benefit Plan or any Management Person and his or her Associates, exclusive of any Common Stock acquired by such plan or Management Person and his or her Associates in the secondary market, shall not exceed 4.9% of (i) the outstanding shares of Common Stock at the conclusion of the Stock Issuance, or (ii) the stockholders’ equity of the Holding Company at the conclusion of the Stock Issuance. In calculating the number of shares held by any Management Person and his or her Associates under this paragraph, shares held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Holding Company or the Bank that are attributable to such Person shall not be counted.

(e)    The aggregate amount of Common Stock acquired in the Offerings and Holding Company Merger by any one or more Tax-Qualified Employee Stock Benefit Plans, exclusive of any shares of Common Stock acquired by such plans in the secondary market, shall not exceed 4.9% of (i) the outstanding shares of Common Stock at the conclusion of the Stock Issuance, or (ii) the stockholders’ equity of the Holding Company at the conclusion of the Stock Issuance.

(f)    The aggregate amount of Common Stock acquired in the Offerings and Holding Company Merger by all stock benefit plans of the Holding Company or the Bank, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock of the Holding Company held by persons other than the MHC.

(g)    The aggregate amount of Common Stock acquired in the Offerings and Holding Company Merger by all Non-Tax-Qualified Employee Stock Benefit Plans or Management Persons and their Associates, exclusive of any Common Stock acquired by such plans or Management Persons and their Associates in the secondary market, shall not exceed 25% of (i) the outstanding shares of Common Stock held by persons other than the MHC at the conclusion of the Offerings, or (ii) of the stockholders’ equity of the Holding Company held by persons other than the MHC at the conclusion of the Offerings. In calculating the number of shares held by Management Persons and their Associates under this paragraph, shares held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan that are attributable to such persons shall not be counted.

(h)    For purposes of the foregoing limitations and the determination of Subscription Rights, (i) directors, Officers and employees of the MHC, the Holding Company, the Bank or their subsidiaries shall not be deemed to be Associates or a group Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in Section 11(b) hereof, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Bank qualified under Section 401(k) of the Code, shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

(i)    Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without the resolicitation of subscribers, the Holding Company may increase or decrease any of the individual or aggregate purchase limitations set forth herein to a percentage which does not exceed 5% of the total offering of shares of Common Stock in the Offerings whether prior to, during or after the Subscription Offering, Community Offering and/or Syndicated Community Offering. If an individual purchase limitation is increased after commencement of the Subscription Offering or any other offering, the Holding Company shall permit any Person who subscribed for the maximum number of shares of Common Stock to purchase an additional number of shares, so that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any Person who has priority Subscription Rights. If any of the individual or aggregate purchase limitations are decreased after commencement of the Subscription Offering or any other offering, the orders of any Person who subscribed for more than the new purchase limitation shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person. In the event that the maximum purchase limitation is increased to 5% of the shares sold in the Offerings, such limitation may be further increased to 9.99%, provided that orders for Common Stock exceeding 5% of the shares of Common Stock sold in the Offerings shall not exceed in the aggregate 10% of the total shares of Common Stock sold in the Offerings.

(j)    The Holding Company shall have the right to take all such action as it may, in its sole discretion, deem necessary, appropriate or advisable to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section 11 and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrences) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Common Stock that it believes might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all persons, and the MHC, the Holding Company, the Bank and their respective Boards shall be free from any liability to any Person on account of any such action.

12.	TIMING OF SUBSCRIPTION OFFERING; MANNER OF EXERCISING SUBSCRIPTION RIGHTS AND ORDER FORMS.

(a)    The Offerings shall be conducted in compliance with 12 C.F.R. part 563g and, to the extent applicable, Form OC.

(b)    The exact timing of the commencement of the Subscription Offering shall be determined by the Holding Company in consultation with the Independent Appraiser and any financial or advisory or investment banking firm retained by it in connection with the Stock Issuance. The Holding Company may consider a number of factors, including, but not limited to, its current and projected future earnings, local and national economic conditions, and the prevailing market for stocks in general and stocks of financial institutions in particular. The Holding Company shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Subscription Offering, at any time and from time to time, as it in its sole discretion may determine, without liability to any Person, subject to compliance with applicable securities laws and any necessary regulatory approval or concurrence.

(c) Promptly after the SEC has declared the Registration Statement, which includes the Prospectus, effective and all required regulatory approvals have been obtained, the Holding Company shall distribute or make available the Prospectus, together with Order Forms, for the purchase of Common Stock, to all Participants for the purpose of enabling them to exercise their respective Subscription Rights, subject to Section 14 hereof.

(d)    A single Order Form for all Deposit Accounts maintained with the Bank by any Eligible Account Holder, Supplemental Eligible Account Holder or Other Depositor may be furnished, irrespective of the number of Deposit Accounts maintained with the Bank on the Eligibility Record Date, or the Supplemental Eligibility Record Date or the date for determining Other Depositors, respectively. No person holding a Subscription Right may exceed any otherwise applicable purchase limitation by submitting multiple orders for Common Stock. Multiple orders are subject to adjustment, as appropriate, on a pro rata basis and deposit balances will be divided equally among such orders in allocating shares in the event of an oversubscription.

(e)    The recipient of an Order Form shall have no less than 20 days and no more than 45 days from the date of mailing of the Order Form (with the exact termination date to be set forth on the Order Form) to properly complete and execute the Order Form and deliver it to the Holding Company. The Holding Company may extend such period by such amount of time as it determines is appropriate. Failure of any Participant to deliver a properly executed Order Form to the Holding Company, along with full payment (or authorization for full payment by withdrawal) for the shares of Common Stock subscribed for, within the time limits prescribed, shall be deemed a waiver and release by such person of any rights to subscribe for shares of Common Stock. Each Participant shall be required to confirm to the Holding Company by executing an Order Form that such Person has fully complied with all of the terms, conditions, limitations and restrictions in the Plan.

(f)    The Holding Company shall have the absolute right, in its sole discretion and without liability to any Participant or other Person, to reject any Order Form, including, but not limited to, any Order Form that is (i) improperly completed or executed; (ii) not timely received; (iii) not accompanied by the proper and full payment (or authorization of withdrawal for full payment) or, in the case of institutional investors in the Community Offering, not accompanied by an irrevocable order together with a legally binding commitment to pay the full amount of the purchase price prior to 48 hours before the completion of the Offerings; or (iv) submitted by a Person whose representations the Holding Company believes to be false or who it otherwise believes, either alone, or Acting in Concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan. Furthermore, in the event Order Forms (i) are not delivered and are returned to the Holding Company by the United States Postal Service or the Holding Company is unable to locate the addressee, or (ii) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the Subscription Rights of the Person to which such rights have been granted will lapse as though such Person failed to return the contemplated Order Form within the time period specified thereon. The Holding Company may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Common Stock by such date as it may specify. The interpretation of the Holding Company of the terms and conditions of the Order Forms shall be final and conclusive.

13.	PAYMENT FOR COMMON STOCK.

(a)    Payment for shares of Common Stock subscribed for by Participants in the Subscription Offering and payment for shares of Common Stock ordered by Persons in the Community Offering shall be equal to the Purchase Price multiplied by the number of shares that are being subscribed for or ordered, respectively. Such payment may be made in cash, if delivered in person, or by check, bank draft or money order at the time the Order Form is delivered to the Holding Company, provided that checks will only be accepted subject to collection. The Holding Company, in its sole and absolute discretion, may also elect to receive payment for shares of Common Stock by wire transfer. In addition, the Holding Company may elect to provide Participants and/or other Persons who have a Deposit Account with the Bank the opportunity to pay for shares of Common Stock by authorizing the Bank to withdraw from such Deposit Account an amount equal to the aggregate Purchase Price of such shares. Payment may also be made by a Participant using funds held for such Participant’s benefit by a Bank Benefit Plan to the extent that such plan allows participants or any related trust established for the benefit of such participants to direct that some or all of their individual accounts or sub-accounts be invested in Common Stock.

(b)    Notwithstanding the above, if the Tax-Qualified Employee Stock Benefit Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Common Stock subscribed for by such plans upon consummation of the Offerings, provided that, in the case of the employee stock ownership plan, there is in force from the time of its subscription until the consummation of the Offerings, a loan commitment to lend to the employee stock ownership plan, at such time, the aggregate price of the shares for which it subscribed.

(c)    If a Participant or other Person authorizes the Bank to withdraw the amount of the aggregate Purchase Price from his or her Deposit Account, the Bank shall have the right to make such withdrawal or to freeze funds equal to the aggregate Purchase Price upon receipt of the Order Form. Notwithstanding any regulatory provisions regarding penalties for early withdrawals from certificate accounts, the Bank may allow payment by means of withdrawal from certificate accounts without the assessment of such penalties. In the case of an early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if any applicable minimum balance requirement ceases to be met. In such case, the remaining balance will earn interest at the regular passbook rate. However, where any applicable minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account shall remain the same as prior to such early withdrawal. This waiver of the early withdrawal penalty applies only to withdrawals made in connection with the purchase of Common Stock and is entirely within the discretion of the Holding Company and the Bank.

(d)    The subscription funds will be held by the Bank or, in the Bank’s discretion, in an escrow account at an unaffiliated financial institution. The Holding Company shall pay interest, at not less than the Bank’s passbook rate, for all amounts paid in cash, by check, bank draft or money order to purchase shares of Common Stock in the Subscription Offering and the Community Offering from the date payment is received until the date the Offerings are completed or terminated.

(e)    The Holding Company will not offer or sell any of the Common Stock proposed to be issued to any Person whose purchase would be financed by funds loaned, directly or indirectly, to the Person by the Bank.

(f)    Each share of Common Stock shall be non-assessable upon payment in full of the Purchase Price.

14.	ACCOUNT HOLDERS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES.

The Holding Company shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside. However, the Holding Company may elect that no Participant will be offered or receive any Common Stock under the Plan if such Participant resides in a foreign country or resides in a jurisdiction of the United States with respect to which any of the following apply: (a) there are few Participants otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction; (b) the granting of Subscription Rights or the offer or sale of shares of Common Stock to such Participants would require any of the Holding Company or the Bank or their respective directors and Officers, under the laws of such jurisdiction, to register as a broker-dealer, salesman or selling agent or to register or otherwise qualify the Common Stock for sale in such jurisdiction, or any of the Holding Company or the Bank would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or (c) such registration, qualification or filing in the judgment of the Holding Company would be impracticable or unduly burdensome for reasons of cost or otherwise.

15.	REQUIREMENTS FOLLOWING THE STOCK ISSUANCE FOR REGISTRATION, MARKET MAKING AND STOCK EXCHANGE LISTING.

In connection with the Stock Issuance, the Holding Company shall register the Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such stock for a period of three years thereafter. The Holding Company also shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for the Common Stock, and (ii) list the Common Stock on a national or regional securities exchange or to have quotations for such stock disseminated on the Nasdaq Global Market.

16. COMPLETION OF THE STOCK OFFERING.

The Offerings will be terminated if not completed within 90 days of the date of approval of the Plan by the OTS, unless an extension is approved by the OTS.

17.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE STOCK ISSUANCE.

For a period of three years following the Stock Issuance, the directors and Officers of the Holding Company and the Bank and their Associates may not purchase Common Stock without the prior written approval of the OTS except from a broker-dealer registered with the SEC. This prohibition shall not apply, however, to (i) a negotiated transaction involving more than 1% of the outstanding Common Stock, and (ii) purchases of stock made by and held by any Tax-Qualified Employee Stock Benefit Plan (and purchases of stock made by and held by any Non-Tax-Qualified Employee Stock Benefit Plan following the receipt of shareholder approval of such plan) even if such Common Stock may be attributable to individual Officers or directors and their Associates. The foregoing restriction on purchases of Common Stock shall be in addition to any restrictions that may be imposed by federal and state securities laws.

18.	RESTRICTIONS ON THE TRANSFER OF STOCK.

All shares of Common Stock that are purchased by Persons other than directors and Officers of the Holding Company or the Bank and their Associates shall be transferable without restriction. Shares of Common Stock purchased by directors and Officers of the Holding Company or the Bank and their Associates on original issue from the Holding Company (by subscription or otherwise) shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the original purchaser. The shares of Common Stock issued by the Holding Company to such directors and Officers and their Associates shall bear the following legend giving appropriate notice of such one-year restriction:

“The shares of stock evidenced by this Certificate are restricted as to transfer for a period of one year from the date of this Certificate pursuant to Part 575 of the Rules and Regulations of the Office of Thrift Supervision. These shares may not be sold during such one-year period without a legal opinion of counsel for the Company that said transfer is permissible under the provisions of applicable law and regulation. This restrictive legend shall be deemed null and void after one year from the date of this Certificate.”

In addition, the Holding Company shall give appropriate instructions to the transfer agent for the Holding Company with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock. The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

19.	STOCK COMPENSATION PLANS.

(a)    The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Stock Issuance, including without limitation an employee stock ownership plan.

(b)    Subsequent to the Stock Issuance, the Holding Company and the Bank are authorized to adopt Non-Tax Qualified Employee Stock Benefit Plans, including without limitation, stock option plans and restricted stock plans, provided however that, with respect to any such plan, the total number of shares of common stock for which options may be granted and the total amount of common stock granted as restricted stock must not exceed the limitations set forth in Section 11 hereof. In addition, any such plan implemented during the one-year period subsequent to the date of consummation of the Stock Issuance: (i) shall be disclosed in the Prospectus; (ii) in the case of stock option plans and employee recognition or grant plans, shall be submitted for approval by the holders of the Common Stock no earlier than six months following consummation of the Stock Issuance; and (iii) shall comply with all other applicable requirements of the OTS.

(c)    Existing, as well as any newly-created, Tax-Qualified Employee Stock Benefit Plans may purchase shares of Common Stock in the Offerings, to the extent permitted by the terms of such benefit plans and this Plan.

(d)    The Holding Company and the Bank are authorized to enter into employment or severance agreements with their executive officers.

20.	DIVIDEND AND REPURCHASE RESTRICTIONS ON STOCK.

The Holding Company may not declare or pay a cash dividend on its Common Stock if the effect thereof would cause the regulatory capital of the Bank to be reduced below the amount required under § 567.2 of the OTS rules and regulations. Otherwise, the Holding Company may declare dividends or make other capital distributions in accordance with § 563b.520 of the OTS rules and regulations. Following completion of the Stock Issuance, the Holding Company may repurchase its Common Stock consistent with § 563b.510 and § 563b.515 of the OTS rules and regulations relating to stock repurchases, as long as such repurchases do not cause the regulatory capital of the Bank to be reduced below the amount required under the OTS rules and regulations. The MHC may from time to time purchase Common Stock of the Holding Company. Subject to any notice or approval requirements of the OTS under the OTS rules and regulations, the MHC may waive its right to receive dividends declared by the Holding Company.

21.	AMENDMENT OR TERMINATION OF THE PLAN.

If deemed necessary or desirable by the Board of Directors of the Holding Company, this Plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to the approval of the Plan by the OTS and at any time thereafter with the concurrence of the OTS. Prior to the approval of the Plan by the OTS, this Plan may be terminated by the Board of Directors of the Holding Company without approval of the OTS; after approval of the Plan by the OTS, the Board of Directors may terminate this Plan only with the concurrence of the OTS, provided that in the event the Holding Company Merger is not completed and the Holding Company Merger Agreement is terminated in accordance with its terms, the Plan shall be immediately terminated.

22.	INTERPRETATION OF THE PLAN.

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Holding Company shall be final, subject to the authority of the OTS.